Exhibit 99.1

PRESS RELEASE
Investor Relations:	Media
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Philip Morris International Inc. (PMI)

Ends Pursuit of Colombian Acquisition

NEW YORK, January 5, 2011 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced that it would no longer pursue its intention to acquire Productora Tabacalera de Colombia, Protabaco Ltda.

While approval to proceed with the acquisition was granted by the Superintendent of Industry and Trade of Colombia in October 2010, the approval was subject to several significant conditions and constraints that ultimately proved to be too burdensome.

“After an exhaustive review of our options, we regretfully have concluded that the transaction, in light of the conditions, would not satisfy the strategic and financial objectives that were originally envisaged and therefore we have decided not to pursue the acquisition of Protabaco,” said James Mortensen, President, Latin America & Canada Region.

“Colombia continues to be an important market for us and our commitment to the country and our employees remains steadfast,” he added.

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Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.